Exhibit 99.1

FOR IMMEDIATE RELEASE

CIRCUS AND ELDORADO JOINT VENTURE ANNOUNCES

TERMINATION OF OFFERING OF SENIOR SECURED NOTES AND CASH TENDER OFFER

RENO, NV — February 13, 2012 — Circus and Eldorado Joint Venture (the “Partnership”) today announced that it is terminating its previously announced offering of senior secured notes due 2020 and cash tender offer (the “Tender Offer”) for any and all of the Partnership’s outstanding 10 1/8% Mortgage Notes due 2012 (the “2012 Notes”). The Partnership is pursuing other sources of financing and is in continuing discussions with its note holders regarding a restructuring of its obligations under the 2012 Notes. All 2012 Notes tendered to the Partnership will be promptly returned to the tendering holders.

Forward Looking Statements

This press release contains forward-looking statements concerning the Partnership and its subsidiary which are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, financial market risks, general economic conditions and other factors described in the Partnership’s public filings with the Securities and Exchange Commission. We have based these forward looking statements on management’s current expectations and assumptions and not on historical facts. In providing forward-looking statements, the Partnership is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.

About Circus and Eldorado Joint Venture

Circus and Eldorado Joint Venture, a Nevada general partnership which is a joint venture between Eldorado Limited Liability Company and Galleon, Inc., owns and operates the Silver Legacy Resort Casino (www.silverlegacyresortcasino.com), a hotel-casino and entertainment complex in Reno, Nevada. Eldorado Limited Liability Company is a 96% owned subsidiary of Eldorado Resorts LLC, which owns the Eldorado Hotel & Casino, one of the two hotel casinos connected to Silver Legacy, and Galleon, Inc., the managing partner of Circus and Eldorado Joint Venture, is a wholly owned subsidiary of MGM Resorts International, which owns Circus Circus Hotel and Casino, the other hotel casino which is connected to Silver Legacy. Silver Legacy features 1,711 guest rooms, an approximately 87,300 square foot casino, six dining venues and 50,000 square feet of meeting space.

Source: Circus and Eldorado Joint Venture

Contact: Stephanie Lepori, Chief Financial Officer, 775-325-7385